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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the following with respect to filing of Form N-14 under the Securities Act of 1933 of the Enterprise Group of Funds, Inc. with respect to the transfer of all assets and liabilities of Retirement System Fund Inc. Core Equity Fund, Retirement System Fund Inc. Emerging Growth Equity Fund, Retirement System Fund Inc. Intermediate-Term Fixed-Income Fund and Retirement System Fund Inc. Money Market Fund to Enterprise Growth and Income Portfolio, Enterprise Small Company Growth Portfolio, Enterprise Government Securities Portfolio and Enterprise Money Market Portfolio, respectively.

     - The incorporation by reference of our report dated February 20, 1997, accompanying the financial statements and financial statement highlights of the Enterprise Group of Funds, Inc. into the Combined Proxy Statement/Prospectus and the Statement of Additional Information relating thereto.

     - The reference to our Firm under the heading "Independent Accountant" in the Statement of Additional Information for the Enterprise Group of Funds, Inc. which is incorporated by reference into the Combined Proxy Statement/Prospectus.



                                                   /s/ Coopers & Lybrand L.L.P.
                                                   Coopers & Lybrand L.L.P.


Atlanta, Georgia
April 23, 1997